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                                                                    EXHIBIT 10.2

                                LOAN AGREEMENT

         THIS LOAN AGREEMENT dated effective as of April 30, 1996, is made by and among ALLIED MORTGAGE CORPORATION, a Texas corporation (the "Company"), ALLIED MORTGAGE CAPITAL CORPORATION, a Texas corporation ("Capital") (the Company and Capital being called collectively, the "Borrowers" and individually, "Borrower") and COASTAL BANC ssb (herein called "Lender");

                                  WITNESSETH:

         This Loan Agreement, as it may hereafter be supplemented, amended, modified, or restated by one or more written agreements is called the Agreement and amends and restates in its entirety that certain Amended and Restated Loan Agreement dated as of April 29, 1994 by and between the Company and Lender, as it has been heretofore amended, modified, supplemented, or restated.

                     ARTICLE 1: DEFINITIONS, GENERAL RULES

         Section 1.1. Terms Defined Above. As used in this Agreement, the terms "Borrower" and "Lender" shall have the meanings respectively indicated in the opening recitals hereof.

         Section 1.2. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

                   "Advance" means a disbursement by Lender of any sum or sums lent by Lender to either Borrower pursuant to the terms of this Agreement.

                   "Affiliate" of any Person means (i) any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person, or (ii) any other Person who is a director, officer or employee (a) of such Person, or (b) of any Person described in the preceding clause (i). For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession or ownership, directly or indirectly, of (i) the power to (a) direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Shares or by contract or otherwise, or (b) vote 10% or more of the Voting Shares of such Person, or (ii) the ownership of 10% or more of any class of Voting Shares of such Person.

                   "Aged Mortgage Loan" means a Mortgage Loan which has been a Pledged Mortgage Loan for more than 90 days.

                   "Aggregate Advances" means, at the time of any determination, the outstanding and unpaid principal balances of all Advances.


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                   "Appraisal" means, for any Mortgage Loan, a written
        statement of the market value of the real property securing it.

                   "Appraisal Law" means any Governmental Requirement that is applicable to appraisals of mortgaged-residential property in connection with transactions involving that property, including, without limitation, Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, the Federal Deposit Insurance Corporation Improvement Act of 1991, 12 C.F.R. Chapter I, Part 34, Subpart C, 12 C.F.R. Chapter II, Subchapter A, Part 225, Subpart G, and 12 C.F.R. Chapter III, Subchapter B, Part 323.

                   "Approved Custodian" means a Person acceptable to the Lender from time to time in its sole discretion, who possesses Mortgage Loans that secure Mortgaged-backed Securities.

                   "Assignment" means an assignment of a Mortgage, in form sufficient under the laws of the United States of America and the state of jurisdiction where the Mortgage is recorded to give notice to the world of the assignment of the Mortgage, perfect the assignment and establish its priority as a first perfected security interest relative to other transactions in respect of the Mortgage assigned.

                   "Bailee Letter" has the meaning set forth in Section 2.6 hereof.

                   "Bailee Pledge Agreement" has the meaning set forth in
        Section 2.3 hereof.

                   "Basic Rate" means, for any day, a variable per annum rate of interest at all times equal to the LIBOR Rate for that day plus two and one-half percent (2.50%) per annum.

                   "Business Day" means a day (other than Saturday, Sunday or a legal holiday or a day on which Lender is authorized or obligated by law or executive order to close) on which banks in Houston, Texas are open for business.

                   "Cash Equivalents" mean any of the following: (a) securities with maturities of 180 days or less from the date of acquisition thereof issued or fully guaranteed or insured as to payment of principal and interest by the United States of America or any agency thereof, (b) certificates of deposit with maturities of 180 days or less from the date of acquisition thereof issued by, in deposit accounts at, any commercial bank having capital and surplus equal to or greater than $250,000,000, (c) commercial paper of a domestic issuer rated at least either A-1 by Standard & Poor's Corporation or P-1 by Moody's Investor Service, Inc. with maturities of 180 days or less from the date of acquisition thereof, and (d) securities of a domestic municipal issuer rated at least either AAA by Moody's Investor Service, Inc. or AAA by Standard & Poor's Corporation with maturities of 180 days or less from the date of acquisition thereof.

          "Closing Date" means the date on which all of the conditions precedent stated in Article 2 hereof have been met to Lender's satisfaction and the initial Advance hereunder is funded by Lender against the Note.


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                   "Code" means the Uniform Commercial Code of any relevant
        jurisdiction, as amended from time to time.

                   "Collateral" means, on any day, all Mortgage Loans, Mortgage-backed Securities and any other Property of each of the Borrowers heretofore, now or hereafter pledged to secure the Obligations.

                   "Collateral Documents" has the meaning set forth in Section
        2.3 hereof.

                   "Collateral Value" means (a) with respect to each Eligible Mortgage Loan, at the time of any determination, an amount equal to one hundred percent (100%) of the lesser of (i) the actual out-of-pocket cost of such Eligible Mortgage Loan to the Borrower that is pledging such Eligible Mortgage Loan, i.e., the net amount actually funded against such Eligible Mortgage Loan originated by the applicable Borrower or the net purchase price of such Eligible Mortgage Loan purchased by it, (ii) the amount at which an Investor has committed to purchase the Eligible Mortgage Loan pursuant to a Purchase Commitment,
        (iii) the principal balance of the Eligible Mortgage Loan, or (iv) the Market Value of the Eligible Mortgage Loan; provided, that the Collateral Value of any Eligible Mortgage Loan originated or acquired by either Borrower, whether funded as a refinancing of an existing residential Mortgage Loan or purchased by it for an amount in excess of Par shall not exceed such Eligible Mortgage Loan's Par, even though the applicable Borrower funded or paid more than Par for it and even if the Purchase Commitment covering it specifies a purchase price for it greater than Par; (b) all Pledged Mortgage Loans which are not or cease to be Eligible Mortgage Loans shall have a Collateral Value equal to zero; (c) with respect to Mortgage-backed Securities, an amount equal to the lesser of (i) the sum of the principal balances of the Mortgage Loans from which such Mortgage/backed Securities were created or (ii) the amount which the Investor has committed to pay for such Mortgage-backed Securities pursuant to a Purchase Commitment.

                   "Commercial Security Agreement" means the commercial security agreement dated of even date herewith containing terms and conditions acceptable to Lender, and otherwise being substantially in the form of Exhibit "A", executed by the Borrowers to secure the Obligations as the same may be amended, renewed, extended, increased, restated, and/or replaced from time to time.

                   "Commitment" means the obligations of Lender to make Advances to or for the benefit of each of the Borrowers pursuant to this Agreement.

                   "Commitment Limit" means $5,000,000.00.

                   "Compliance Certificate" means the document in the form of Exhibit "E" to be completed from time to time by each of the Borrowers pursuant to this Agreement.

                  "Contingent Liabilities" means any and all liabilities of a Person, direct or indirect, for or in connection with the obligations, stock or dividends of a Person, whether by guaranty, endorsement, agreement to purchase or repurchase, agreement to lease, agreement to supply or advance funds (including, without limitation, agreements to
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        maintain working capital, solvency or other balance sheet conditions or agreements to purchase stock or make capital contributions) or otherwise.

                   "Conventional Loan" means a conforming loan represented by a Mortgage Note, the payment of which is not guaranteed by VA or insured by FHA.

                   "Correction Period" means ten (10) calendar days for any Collateral Documents for any Pledged Mortgage Loan shipped under
        Section 2.18 of this Agreement for correction.

                   "Credit Request" means a request for an Advance executed by a Borrower in substantially the form of Exhibit "B".

                   "Current Financials" means either (a) the Borrowers' Financials for the year ended December 31, 1995 and the three months ended March 31, 1996 or (b) at any time after the Borrowers' monthly Financials are first delivered under Section 4.1 hereof, the Borrowers' monthly Financials then most recently delivered to the Lender and annual Financials then most recently delivered to the Lender.

                   "Debt" means, with respect to any Person and on any day, the sum on that day of (a) all of that Person's debt (i) for borrowed money, (ii) for the deferred purchase price of Property or services, or
        (iii) which is evidenced by a bond, debenture, note or other instrument plus (b) any debt secured by any lien or security interest existing on any interest of that Person in Property owned subject to such lien whether or not that Person is liable for the debt secured thereby plus
        (c) all of that Person's obligations under all capitalized leases and
        (d) all of that Person's obligations under all guaranties, endorsements and other contingent obligations in respect of or any obligations to purchase or otherwise acquire Debt of others.

                   "Debtor Laws" means all applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws from time to time in effect affecting the rights of creditors generally.

                   "Default" means the occurrence of any event or existence of any condition which, but for the giving of notice, the lapse of time, or both, would constitute an Event of Default.

                   "Discretionary Advances" has the meaning set forth in
        Section 2.16 of this Agreement.

                   "Dividends" in respect of any corporation, means (a) cash distributions or any other distributions on, or in respect of, any class of capital stock of such corporation, except for distributions made solely in shares of stock of the same class, and (b) any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of such stock, unless such stock shall be redeemed or acquired through the exchange of such stock with stock of the same class.


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                   "Eligible Mortgage Loans" means, on any day, all fully
        amortizing Mortgage Loans (a) which are made payable to the order of either Borrower or have been endorsed payable to the order of either Borrower and have been endorsed by such Borrower in blank, and for which such Borrower holds Purchase Commitments, (b) which have original terms to their stated maturity of thirty (30) years or less, (c) in which Lender has been granted and continues to hold an enforceable perfected first-priority security interest, (d) which are not in default, (e) which otherwise satisfies all requirements and representations and warranties of this Agreement, (f) which, conform in all respects with all the requirements of the Purchase Commitments to purchase such Mortgage Loans and are valid and enforceable in accordance with their respective terms, (g) which are eligible either for guaranty or insurance by the VA or FHA or for insurance (as to the portion of the Mortgage Loan which initially exceeds an 80% loan-to-collateral value ratio) by private mortgage insurance by an insurer rated "A" or better by a nationally recognized rating agency, or an uninsured conventional mortgage loan conforming to the maximum loan amount and loan-to-collateral value ratio standards for guaranty by FNMA or FHLMC and with both an initial and a current loan-to-collateral value ratio no greater than 80%, (h) otherwise satisfactory to Lender in its sole good faith discretion in all other respects, (i) dated not more than thirty (30) days before the date on which a Borrower has requested the Advance in connection with such Mortgage Loan, and (j) as to which none of the events or conditions described in Section 2.15 has occurred.

                   "Eligible Mortgage Pool" means a pool of Mortgage Loans that will secure a " mortgage related security", as defined in Section 3(a)(41) of the Exchange Act administered or to be administered by a trustee acceptable to Lender in its sole discretion where the Mortgage, Mortgage Note and other documents relating to such Mortgage Loans are held or to be held by an Approved Custodian.

                   "ERISA" means the Employee Retirement Income Security Act of 1974 and any successor statute, as amended from time to time, and all rules and regulations promulgated thereunder.

                   "ERISA Affiliate" means any trade or business (whether or not incorporated) which, together with either of the Borrowers would be treated as a single employer under Section 4001 of ERISA.

                   "Event of Default" means any of the events or conditions specified in Section 6.1 of this Agreement, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

                   "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time or any successor statute and all rules and regulations promulgated under it.

                   "FHA" means the Federal Housing Administration of the Department of HUD or its successor.

                   "FHA Loan" means a loan represented by a Mortgage Note, payment of which is partially or completely insured by the FHA under the National Housing Act or Title V


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        of the Housing Act of 1949 or with respect to which there is a current, binding and enforceable commitment for such insurance issued by the FHA.

                   "FHLMC" means the Federal Home Loan Mortgage Corporation, a wholly-owned corporate instrumentality of the United States of America created pursuant to the Emergency Home Finance Act of 1970, or its successor.

                   "Financials" means balance sheets, profit and loss statements, statements of cash flow, changes in stockholders' equity and any other financial statements, reports or information requested by the Lender.

                   "FNMA" means the Federal National Mortgage Association, or its successor.

                   "Funding Account" means the non-interest bearing demand checking account established by Borrowers at Lender to be used for the
        (a) deposit of proceeds of Advances, and (b) the funding of Pledged Mortgage Loans.

                   "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, and the results of operations and changes in financial position, of a Borrower, except that any accounting principle or practice required to be changed by the said Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of the said Boards) in order to continue as a generally accepted accounting principle or practice may so be changed.

                   "GNMA" means the Governmental National Mortgage Association, or its successor.

                   "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States of America, and any political subdivision of any of them and any agency, department, commission, board, bureau, court or other tribunal.

                   "Governmental Requirement" means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other direction or requirement (including, without limitation, any of the foregoing which relate to environmental standards or controls, energy regulations and occupational, safety and health standards or controls) of any (domestic or foreign) federal, state, country, municipal or other government, department, commission, board, court, agency or any other instrumentality of any of them, which exercises jurisdiction over either borrower or any of their Property or Lender.

                   "Guarantor" means Jim C. Hodge.


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                   "Guaranty" means an unconditional and irrevocable guaranty agreement dated of even date herewith executed by the Guarantors in favor of Lender in form and substance acceptable to Lender, as the same may be amended, supplemented, modified, restated, and/or replaced from time to time.

                   "HUD" means the Housing and Urban Development or its successor.

                   "Investor" means any Person approved by Lender in its sole discretion; provided that at any time thereafter by written notice to the applicable Borrower, Lender may disapprove any Investor in its sole discretion for any reason whereupon such Investor shall no longer be qualified to be an Investor.

                   "LIBOR Rate" means the rate of interest per annum equal to either (i) the London Interbank Offered Rate for U.S. Dollar deposits for an interest period of thirty (30) days as quoted by Telerate, Bloomberg, or any other rate quoting services or (ii) the published LIBOR Rate for an interest period of thirty (30) days in the "Money Rates" column published each day in The Wall Street Journal, either (i) or (ii) will be selected by Lender, without notice to Borrower, in its sole discretion. The Lender's determination of the LIBOR Rate for each day shall be conclusive and binding, absent manifest error. The LIBOR Rate shall fluctuate upward and downward automatically and concurrently with day-to-day changes in such rate of interest quoted by the rate quoting services listed above or published in The Wall Street Journal as selected by the Lender. If the LIBOR Rate ceases to be quoted or published altogether, Lender may choose a substitute interest rate which is based on comparable information.

                   "Lien" means any lien, mortgage, security interest, tax lien, pledge or encumbrance, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under any statute or law, or otherwise. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property.

                   "Loan" means the aggregate principal amount of all Advances outstanding hereunder.

                   "Loan Documents" means this Agreement, the Note, the Assignment, the Security Instruments and any other instruments, documents and agreements executed and/or delivered pursuant to the terms of or in connection with this Agreement, together with all renewals, extensions, modifications, increases, restatements, replacements, and rearrangements of any of them.

                   "Margin Stock" has the meaning assigned to that term in Regulations G and U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                   "Market Value" of any Mortgage Loan means at any time the market value of such Mortgage Loan based upon the then most recent posted net yield furnished by FNMA and published and distributed by Telerate Mortgage Services; provided, that if such posted net


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        yield is not available from Telerate Mortgage Services, Lender shall obtain such posted net yield from FNMA.

                   "Material Adverse Effect" means any material adverse effect on (a) the validity or enforceability of this Agreement, the Note or any Security Instrument, (b) the financial condition, the Property or business operations of either Borrower, (c) the ability of either Borrower to timely repay its debt or timely fulfill its other obligations under this Agreement, the Note or any Security Instrument,
        (d) any material item or part of the Collateral or its value, or (e) the priority or perfection of Lender's Liens in any material item or part of the Collateral.


                   "Maximum Rate" means the maximum lawful rate of interest permitted by applicable usury laws now or hereafter enacted, which interest rate shall change when and as said laws change, to the extent permitted by said laws, effective on the day such change in said laws becomes effective, provided, however, that the term "Maximum Rate" means a rate of interest equal to eighteen percent (18%) per annum if there is no Maximum Rate.

                   "Mortgage" means a mortgage, deed of trust, deed to secure debt or other form of mortgage instrument, appropriate and effective for the U.S. jurisdiction where the real estate is located to create, perfect and maintain in full force and effect a first and prior mortgage lien against it, in form and substance satisfactory to Lender, securing a Mortgage Note and granting a perfected first-priority lien on residential real property consisting of land and a one-to-four family owner-occupied dwelling thereon which is completed and ready for occupancy.

                   "Mortgage-backed Security" means FHLMC, GNMA or FNMA securities that are backed by Mortgage Loans.

                   "Mortgage Loans" means residential Conventional Loans, FHA Loans and VA Loans, or any combination of them.

                   "Mortgage Note" means a promissory note secured by a Mortgage.

                   "Mortgage Pool" means a pool of Mortgage Loans that were warehoused with the Lender, on the basis of which there is to be issued a Mortgage-backed Security.

                   "Mortgagee's Title Insurance Policy" means an ALTA, CLTA or TLTA (extended coverage) form lender's or mortgagee's title insurance policy, including all of its riders and endorsements and all endorsements as are required by applicable GNMA, FNMA or FHLMC guidelines, in an amount at least equal to the face principal amount of the Mortgage Note insuring its holder that the Mortgage is a valid first lien on the real property described in the Mortgage, subject only to (i) liens for real estate taxes and governmental improvements assessments not delinquent, (ii) easements and restrictions that do not adversely effect the market ability of title to such real property or prohibit or interfere with its use as a one, two, three or four family (whichever the case may be) dwelling, (iii) for real property that is a unit in a condominium or a horizontal or vertical


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        property regime, the provisions of the condominium or other property regime, (iv) oil, gas or other mineral reservations and exceptions provided they do not materially alter the contour of the property or impair its value of usefulness for its intended purpose, (v) agreements for installation, maintenance or repair of public utilities provided they do not establish evidence or permit any Person to file or acquire any Lien against the mortgaged property (unless the lender has established and maintained an escrow account for the payment of such
        Lien), and (vi) such other exceptions (if any) as are acceptable under applicable GNMA, FNMA, FHLMC or private Investor guidelines.

                   "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA that is maintained for employees of the Company or a Subsidiary of the Company.

                   "Net Worth" means the excess of a Person's total assets over that Person's total liabilities as each is determined in accordance with GAAP.

                   "Nonusage Fee" has the meaning set forth in Section 2.20 hereof.

                   "Note" means the promissory note of even date herewith executed by Borrowers payable to the order of Lender in the original principal sum of $5,500,000.00 and being substantially in the form of Exhibit C", together with all renewals, extensions, modifications, increases, replacements, and rearrangements thereof.

                   "Obligations" means all present and future indebtedness, obligations and liabilities of each Borrower to Lender and all renewals, extensions, increases, rearrangements, replacements, and modifications thereof or any part thereof arising pursuant to this Agreement and/or the other Loan Documents and/or represented by the Note and all interest accruing thereon and all reasonable attorneys' fees incurred in drafting, negotiating, enforcing or collecting thereof, regardless of whether such debts, obligations or liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several.

                   "Par" means (a) in its case of a residential Mortgage Loan refinanced by either Borrower, an amount equal to the unpaid principal balance of the residential Mortgage Loan refinanced or (b) in the case of a purchased residential Mortgage Loan, its unpaid principal balance on the date of purchase.

                   "Person" means any individual, corporation, partnership, joint venture, trust, joint stock company, unincorporated business entity or governmental department, administrative agency or instrumentality.

                   "Plan" has the meaning set forth in Section 3.15 hereof.

                   "Pledged Mortgage Loans" means, for any day, all Mortgage Loans pledged by each of the Borrowers to Lender to secure the Obligations.


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          "Power of Attorney" means a power of attorney dated of even date herewith executed by each Borrower and being in substantially the form of Exhibit "F" hereto.

          "Prior Note" shall have the meaning set forth in Section 2.2 hereof.

          "Property" means any interest in any kind of property or assets, whether real, personal or mixed, or tangible or intangible.

          "Purchase Commitment" means a written commitment, in form and substance satisfactory to the Lender, issued in favor of the Company by an Investor pursuant to which that Investor commits to purchase Mortgage Loans or Mortgage-backed Securities.

          "Redemption Amount" has the meaning set forth in Section 2.10 hereof.

          "Regulation Q" means Regulation Q promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R., Part 17.

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Part 221.

          "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Part 224.

          "Security Instruments" means the Commercial Security Agreement, the Assignments and the other instruments described in Article 2.7 of this Agreement and any and all other instruments heretofore, now or hereafter executed in connection with or as security for the payment of the Note, together with all renewals, extensions, modifications, increases, restatements, replacements, and rearrangements of any of them.

          "Subsidiary" means any Person (other than a natural person) in which any other Person (directly or through one or more other Subsidiaries or other types of intermediaries), owns or controls: (a) more than fifty percent (50%) of the total voting power or shares of stock entitled to vote in the election of its directors, managers, or trustees; or (b) more than ninety percent (90%) of the total assets or more than ninety percent (90%) of the total equity through the ownership of capital stock (which may be nonvoting) or a similar device or indicia of equity ownership.

          "Termination Date" means the earlier to occur of (i) May 30, 1997 or
(ii) the date that the Commitment is cancelled or terminated in accordance with this Agreement.

          "Trust Receipt" means a Trust Receipt and Agreement executed and delivered by a Borrower to Lender in substantially the form of Exhibit "G" hereto.

          "VA" means the Department of Veteran Affairs or its successor.

          "VA Loan" means a loan represented by a Mortgage Note, payment of which is partially or completely guaranteed by the VA under the Servicemen's Readjustment Act


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

        of 1944 or Chapter 37 of Title 38 of the United States Code or with respect to which there is a current binding and enforceable commitment for such a guaranty issued by the VA.

                   "Warehouse Borrowings" means, at the time of any determination, all Debt of any Person that is secured by, in whole or in part, any combination of Mortgage Loans, Mortgage-backed Securities and other mortgage-backed securities, including, without limitation, this Loan.

                   "Warehouse Line Limit", with respect to each Eligible Mortgage Loan, an amount equal to one hundred percent (100%) of any one of the following selected by Lender, in its sole and absolute discretion, at the time of funding the Advance in connection with such Eligible Mortgage Loan: (a) the amount at which an Investor has committed to purchase the Eligible Mortgage Loan pursuant to a Purchase Commitment or (b) the principal balance of the Eligible Mortgage Loan.

                   "Wet Advance" means an Advance for which all of the Collateral Documents have not been delivered to the Lender.

                             ARTICLE 2: COMMITMENT

         Section 2.1. Loan. Subject to the terms and conditions and relying on the representations and warranties contained in this Agreement, Lender agrees to make Advances to either Borrower at any time, and from time to time, on any Business Day prior to the Termination Date in such amounts as such Borrower may request up to but not exceeding the Commitment Limit and each Borrower may borrow, repay, and reborrow hereunder so long as the Aggregate Advances at any one time outstanding shall not exceed the lesser of (a) the aggregate Warehouse Line Limit for all Eligible Mortgage Loans, or (b) Commitment Limit. Lender's Commitment shall terminate on the Termination Date or such earlier date pursuant to the terms of this Agreement. All revolving loans made pursuant to this Section 2.1 and all payments of principal with respect to all loans under the Commitment shall be evidenced by notations made by Lender in its business records. The Aggregate Advances reflected by the notations made in Lender's business records shall be conclusive evidence of the principal amount owing and unpaid on the Note.

         Section 2.2. Note. All Advances hereunder shall be evidenced by the Note. The principal amount from time to time outstanding on the Note shall bear interest each day at the lesser of the Basic Rate or the Maximum Rate; provided, all past due amounts, both principal and accrued and unpaid interest, shall bear interest at the Maximum Rate from their due dates until paid. The
Note is given in renewal and extension, but not extinguishment, of the outstanding principal balance of that certain November 7, 1995 promissory note in the original principal sum of $5,500,000.00 executed by the Company payable to the order of the Lender ("Prior Note"). Borrowers, jointly and severally, agree to pay to Lender the note in accordance with its terms. All renewals, extensions, modifications, increases and rearrangements of the Note, if any, shall be deemed to be made pursuant to this Agreement and accordingly, shall be subject to the terms and provisions hereof, and Borrower shall be deemed to have ratified, as of such renewal, extension, modification, increase or rearrangement date, all of the representations, warranties and agreements set forth herein. All liens, security interests, and assignments securing the Prior Note are hereby ratified, confirmed, and brought forward as security for the Note, in addition to and cumulative of all other security.

         Section 2.3. Notice and Manner of Obtaining Advances. A Borrower may obtain an Advance hereunder, subject to the satisfaction of the conditions set forth in this Section 2.3, Sections 2.4 and 2.5 hereof and Exhibit "D" of this Agreement, including, without limitation, delivery of all documents and other items described on Exhibit "D" to the Lender (the "Collateral Documents"). Request for Advances shall be initiated by a Borrower delivering to the Lender a properly completed and executed Credit Request together with all Collateral Documents. The Credit Request and the Collateral Documents must be received by the Lender no later than 2:00 p.m. Houston time in order for funding to occur the same day. In the case of Wet Advances, Borrower shall comply with the procedures and, at or prior to the Lender's making of such Wet Advance, must deliver the documents set forth in Section II of Exhibit "D" together with a properly completed and executed Bailee Pledge Agreement in the form of Exhibit "K" hereto (the "Bailee Pledge Agreement"). In the case of Mortgage Loans financed through a Wet Advance, Borrower shall cause all Collateral Documents to be delivered to the Lender or its designee within one (1) calendar day after the date of the Wet Advance relating thereto.

         Section 2.4. Conditions Precedent to Initial Advance. The obligation of Lender to make the initial Advance pursuant to this Agreement is subject to the following condition precedent that Borrowers shall deliver to Lender all of the following items, in form and substance satisfactory to Lender, shall have been received by Lender:

                  (a) Note. The Note duly and validly issued, executed and delivered by Borrowers.

                  (b) Agreement. This Agreement duly and validly issued, executed and delivered by Borrowers.

                  (c) Commercial Security Agreement, Financing Statement, and Guaranty. The Commercial Security Agreement, the UCC1 Financing Statements, in form and substance acceptable to the Lender, and the Powers of Attorney duly and validly issued, executed and delivered by Borrowers. The Guaranty duly and validly issued, executed and delivery by the Guarantors.

                  (d) Company Documents. A copy of (i) Company's articles or certificates of incorporation and bylaws, including all amendments thereto, all certified, in the case of the articles or certificates of incorporation by the Secretary of State of Company's state of incorporation and in the case of bylaws and other documents, by the chief executive officer or Vice President and the Secretary or an Assistant Secretary of Company as being in full force and effect on the Closing Date, (ii) certificates of existence and good standing, or equivalent, if any, issued by the Secretary of State and the Comptroller of Public Accounts of the state of Company's incorporation, (iii) a schedule listing, by state, all certificates of authority and good standing issued by the appropriate Governmental Authority in each state in which Company does business and where either Company is authorized to do business or where doing business without being duly authorized would potentially subject Company to a Material Adverse Effect, and (iv) all other documents Lender may request relating to the existence, qualification and good standing of Company.

                  (e) Resolutions of Company. A copy of the resolution or resolutions passed by the Board of Directors of Company, certified by the chief executive officer or Vice President and the Secretary or an Assistant Secretary of Company as being in full force and effect on the Closing Date, each of which corporate resolutions authorizing the borrowings provided for herein and the execution, delivery and performance of this Agreement, the Note, and the other Loan Documents, and any other instrument or agreement required hereunder from such Person, as the case may be, and providing as to the incumbency, and containing the specimen signature or signatures, of the person or persons authorized to execute and deliver this Agreement, the Note, and the other Loan Documents and any other instrument or agreement required hereunder.

                  (f) Capital Documents. A copy of (i) Capital's articles or certificates of incorporation and bylaws, including all amendments thereto, all certified, in the case of the articles or certificates of incorporation by the Secretary of State of Capital's state of incorporation and in the case of bylaws and other documents, by the chief executive officer or Vice President and the Secretary or an Assistant Secretary of Capital as being in full force and effect on the Closing Date, (ii) certificates of existence and good standing, or equivalent, if any, issued by the Secretary of State and the Comptroller of Public Accounts of the state of Capital's incorporation, (iii) a schedule listing, by state, all certificates of authority and good standing issued by the appropriate Governmental Authority in each state in which Capital does business and where either Capital is authorized to do business or where doing business without being duly authorized would potentially subject Capital to a Material Adverse Effect, and (iv) all other documents Lender may request relating to the existence, qualification and good standing of Capital.

                  (g) Resolutions of Capital. A copy of the resolution or resolutions passed by the Board of Directors of Capital, certified by the chief executive officer or Vice President and the Secretary or an Assistant Secretary of Capital as being in full force and effect on the Closing Date, each of which corporate resolutions authorizing the borrowings provided for herein and the execution, delivery and performance of this Agreement, the Note, and the other Loan Documents, and any other instrument or agreement required hereunder from such Person, as the case may be, and providing as to the incumbency, and containing the specimen signature or signatures, of the person or persons authorized to execute and deliver this Agreement, the Note, and the other Loan Documents and any other instrument or agreement required hereunder.

                  (h) Legal Opinion. Written opinion or opinions, dated as of the date hereof, of counsel for Borrower, in form and substance satisfactory to Lender covering all such matters as Lender may require.

                  (i) Tax, Lien and Judgment Search. A favorable tax, lien and judgment search of the appropriate public records for the Borrower, including a search of Code financing statements, which search shall not have disclosed the existence of any prior Lien on the Collateral other than in favor of the Lender or as permitted hereunder.

                  (j) Other Evidence. Such other evidence as Lender may reasonably request to establish the consummation of the transactions contemplated hereby, the taking of all proceedings in connection herewith and compliance with the conditions set forth in this Agreement.

         Section 2.5. Conditions Precedent to All Advances. The obligation of Lender to make each Advance pursuant to this Agreement (including the Initial Advance) in connection with any Mortgage Loan or Loans is subject to the following further conditions precedent:

                  (a) Prior to 2:00 p.m. (Houston, Texas time) on the day of the requested funding, Borrower shall have delivered a Credit Request duly executed on behalf of Borrower and complied with the procedures set forth in Exhibit "D" hereto.

                  (b) The representations and warranties of Borrower contained in this Agreement or any Security Instrument shall be true and correct in all material respects on and as of the date of such Advance.

                  (c) No Default or Event of Default shall have occurred and be continuing as of the date of such Advance.

                  (d) There shall have been, in the sole opinion of Lender, no Material Adverse Effect since the date of this Agreement.

                  (e) All legal matters incident to the transactions herein contemplated shall be satisfactory to legal counsel to Lender.

                  (f) Borrower shall have paid to Lender the fees due and payable pursuant to Sections 2.20 and 2.21 hereof.

                  (g) Each Mortgage Loan or Loans to which the Credit Request relates is an Eligible Mortgage Loan.

                  (h) The Lender shall have received evidence satisfactory to it as to the making and/or continuation of any book entry or the due filing and recording in all appropriate offices of all financing statements and other instruments as may be necessary to perfect the security interest of the Lender in the Collateral under the Code.

                  (i) All other conditions precedent have been satisfied including, without limitation, the conditions set forth in Section 2.4 hereof.

Each Credit Request shall be deemed to constitute a representation and warranty by the applicable Borrower on the date of the requested Advance as to the facts specified in Subsections (b) and (c) of this Section 2.5. Lender may reject, at any time and from time to time, any Mortgage Loan or Loans and the Collateral Documents delivered in connection therewith borrowed against hereunder as unacceptable and ineligible and Borrowers shall pay to Lender in immediately available funds an amount equal to the aggregate amount of all Advances made hereunder against such Mortgage Loan or Loans designated by Lender as unacceptable and ineligible. All other original documents executed in connection with each Mortgage Loan and not delivered to Lender shall be held in trust by such Borrower for the benefit of Lender and Lender and such Borrower shall specifically identify such items in the Credit Request and upon request of Lender shall immediately deliver to Lender such items. Neither failure to exercise nor delay in exercising on the part of Lender, of its right to reject or designate any Mortgage Loan or any Collateral Documents as unacceptable and ineligible shall operate as a waiver of such right or Lender's right to exercise such right at any time. Each condition precedent in this Agreement is material to the transactions contemplated in this Agreement and time is of the essence in respect of each thereof. Lender may make any Advance without all conditions being satisfied, but, to the extent permitted by law, the same shall not be deemed a waiver of the requirement that each such condition precedent be satisfied as a prerequisite for any subsequent Advance.

         Section 2.6. Mandatory Prepayments. Without the prior written consent of Lender, if at any time the outstanding principal balance of the Note exceeds the aggregate Collateral Value of all Eligible Mortgage Loans then Borrower shall forthwith prepay the amount of such excess for application towards reduction of the outstanding principal balance of the Note.

         Section 2.7. Optional Prepayments. Each Borrower, at its option, without notice, premium or penalty (except as otherwise provided in the next sentence of this section), may prepay the Note in full at any time or from time to time in part; provided, however, that because the Note is a master revolving credit note, the Note shall remain in full force and effect until terminated as provided therein or until, at a time when no amounts, principal, interest or otherwise, are then owing, Borrowers release Lender from any obligation to make loans pursuant thereto.

         Section 2.8. Security Interest in Mortgage-backed Securities. The Company's ability to convert Mortgage Loans that are within the Collateral to Mortgage-backed Securities are subject to the following conditions:

                  (a) Pledged Mortgages that are to be transferred to a pool custodian in connection with the issuance of Mortgage-backed Securities, shall be released from the Lender's security interest only against payment to the Lender of the amount due the Lender in connection with such Pledged Mortgages as determined in accordance with
         Section 2.10 of this Agreement or against the issuance of such Mortgage-backed Securities and the continuation of the Lender's first priority, perfected security interest in such Mortgage-backed Securities and the proceeds thereof until payment due the Lender in respect of said Pledged Mortgages is made to the Lender.

                  (b) In the case of Mortgage-backed Securities created from Pledged Mortgages, the Lender shall have the exclusive right to the possession of the Mortgage-backed Securities or, if the Mortgage-backed Securities are not to be issued in certificated form, shall have the right to have the book entries for the Mortgage-backed Securities issued in the Lender's name or the name or names of its designees. Lender shall cause delivery of the Mortgage-backed Securities to be made to the Investor or the book entries registered in the name of the Investor or the Investor's designee only against payment therefor. The Company acknowledges that the Lender may enter into one or more standing arrangements with other financial institutions for the issuance of Mortgage-backed

         Securities in book entry form in the name of such other financial institutions, as agent for the Lender, and the Company agrees upon request of the Lender, to execute and deliver to such other financial institutions the Company's written concurrence in any such standing arrangements.

         Section 2.9. Delivery of Collateral Documents. The Lender or its designee exclusively shall deliver Pledged Mortgages or Pledged Securities to
(a) an Investor that has issued a Purchase Commitment with respect thereto for its examination and purchase, or (b) an Approved Custodian for purposes of examination or delivery in connection with the issuance of Mortgage-backed Securities. In such cases where the Lender must deliver documents to an Investor or Approved Custodian, the Lender must receive signed shipping instructions (in the form of Exhibit "I" attached hereto), no later than 2:00 p.m. Houston, Texas time one (1) Business Day prior to the expiration of the appended Purchase Commitment, in addition to any other documents listed in Section III of Exhibit "D" in respect of the issuance of Mortgage-backed Securities. If shipping instructions are received by Lender before 2:00 p.m. Houston, Texas time of any Business Day, Lender will ship the documents together with the appropriate bailee letter in form of Exhibit "J-1" or "J-2" ("Bailee Letter") to the Investor or Approved Custodian on the same Business Day, otherwise Lender will ship the documents the next Business Day following receipt of shipping instructions. In any case in which an Advance has been made hereunder against Pledged Mortgages, based on the existence of a Purchase Commitment covering such Pledged Mortgages, the Company agrees that such Pledged Mortgages will not be placed in any mortgage pool other than an Eligible Mortgage Pool, unless such Pledged Mortgages have been redeemed from pledge as permitted hereunder or other arrangements, satisfactory to the Lender in its sole discretion, have been made for the redemption of such Pledged Mortgages from pledge hereunder. The Lender may deliver any document relating to the Collateral to the Company for correction or completion against a Trust Receipt in the form of Exhibit "G" attached hereto executed by the Company. The Company hereby represents and warrants to the Lender that any request by the Company for release of the Collateral consisting of or relating to Mortgage Loans to the Company shall be solely for the purposes of correcting clerical or non-substantial documentation problems in preparation for returning such Collateral to the Lender for ultimate sale or exchange; the Company shall request such release in compliance with all of the terms and conditions of such release set forth herein; and the Company will return to the Lender such documentation released to the Company pursuant to
Section 2.18 within ten (10) calendar days after such delivery.

         Section 2.10. Right of Redemption from Pledge. So long as no Default or Event of Default has occurred, the Company may redeem a Mortgage Loan or Mortgage-backed Security by notifying the Lender of its intention to redeem such Mortgage Loan or Mortgage-backed Security from pledge and by paying, or causing an Investor to pay, to the Lender, for application to prepayment of the principal balance of the Note, an amount (the "Redemption Amount") equal to the amount of the Advances made with respect to or relating to such Mortgage Loan or Mortgage-backed Security to be released as of the date of such application.

         Section 2.11. Payments.

                  (a) All payments of principal of and interest on the Note shall be made to Lender at its office at Eight Greenway Plaza, Suite 1500, Houston, Texas 77046.

                  (b) Whenever any payment of principal of or interest on the Note shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day and interest shall be payable for such extended time at the rate of interest with-respect thereto in effect at the due date.

         Section 2.12. Computation of Interest. Subject to the provisions of
Section 7.11 hereof, interest on the unpaid principal amount of the Note from time to time outstanding shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed. Borrowers will not be required to maintain any deposit with Lender as a condition for the borrowings hereunder.

         Section 2.13. Security. Payment of the Note and the Obligations and the performance of the covenants set forth in this Agreement will be secured, directly or indirectly, by a first priority perfected security interest, mortgage, assignment or lien, as the case may be, in and upon the Collateral, as more particularly described in the Commercial Security Agreement.

         Each of the Borrowers agrees to execute, acknowledge and deliver to Lender such instruments, mortgages, chattel mortgages, deeds of trust, security agreements, security agreement-pledges, guaranty agreements, statements, assignments and financing statements, in form and substance acceptable to Lender as in the good faith and discretion of counsel for Lender may be necessary to enforce, grant to Lender and perfect in the United States the security interests, liens, assignments and mortgages on the Collateral.

         Section 2.14. No Default. Lender may, but shall not be required to, make or continue any Advance if an event has occurred and is continuing which constitutes a Default or breach of a covenant under this Agreement or any other Loan Document.

         Section 2.15. Ineligible Collateral. If any of the following events shall occur or apply to any Pledged Mortgage Loan at any time then (i) such Mortgage Loan shall no longer be an Eligible Mortgage Loan and (ii) Borrowers, jointly and severally, agree to pay to Lender as a mandatory prepayment against the Note, in immediately available funds, an amount equal to the Aggregate Advances made hereunder against such Mortgage Loan:

                  (a) if it has become an Aged Mortgage Loan;

                  (b) twenty-one (21) days shall have lapsed from the date a Mortgage Loan or a Mortgage-backed Security was delivered to an Investor for examination and purchase, without the purchase being made and its proceeds paid to Lender;

                  (c) a Mortgage Loan shall cease to be fully covered by a Purchase Commitment or shall be ineligible for purchase pursuant to a Purchase Commitment;

                  (d) ten (10) days shall have lapsed from the date any Basic Mortgage Loan Document was delivered to either Borrower, as the case may be, for correction or completion, without its having been returned to Lender;

                  (e) a Mortgage Loan shall be in default;

                  (f) Lender's security interest in such Pledged Mortgage Loan shall have become other than first priority or shall have become unenforceable or otherwise impaired; or

                  (g) any of the representations or warranties made in Section
         3.10 shall be false in any material respect with respect to such Pledged Mortgage Loan or Borrowers shall default in the performance of or compliance with any covenant contained in this Agreement with respect to such Pledged Mortgage Loan.

          Section 2.16. Discretionary Advances. Notwithstanding the Commitment Limit, the Lender shall have the right, but shall not be obligated, to make Advances requested by either Borrower, which when added to all Aggregate Advances as of the date of any request are in excess of the Commitment Limit, in such amounts as such Borrower may request prior to the Termination Date up to the maximum amount hereinafter stated and each Borrower may borrow, pay, prepay, in whole or in part, and reborrow in respect thereof, provided, however, the aggregate principal amount of all such discretionary Advances shall not exceed at any one time outstanding the sum of $500,000.00 ("Discretionary Advances"). Any request for an Advance hereunder by either Borrower, which when added to all Aggregate Advances as of the date of such request is in excess of the Line of Credit Commitment, shall be deemed to be a request for a Discretionary Advance. Each request for a Discretionary Advance made by either Borrower may be approved or denied, with or without cause, by the Lender in its sole and absolute discretion. Lender's approval of any request for a Discretionary Advance shall not be deemed to be a waiver of its right to deny any subsequent request for a Discretionary Advance, with or without cause, regardless of whether or not the same circumstances and factors which existed at the time of Lender's approval of any previous request exist at the time of any subsequent request. Each Discretionary Advance and all Mortgage Loans pledged in connection therewith shall be subject to all terms, conditions, representations, warranties, covenants, and agreements contained in this Agreement applicable to any Advance hereunder and any Mortgage Loan pledged to secure the Obligations. Discretionary Advances, and interest thereon, shall be evidenced by the Note and shall be due and payable in accordance with the Loan Documents. Discretionary Advances shall be secured by the Security Instruments and any and all Collateral heretofore, now or hereafter given by the Borrowers to secure any of the Obligations.

          Section 2.17. Bailee. Lender appoints Borrower - and Borrower shall act - as its (a) special agent for the sole and limited purpose of obtaining and maintaining Appraisals for Pledged Mortgage Loans and (b) bailee to (i) hold in trust for Lender (A) the original recorded copy of the mortgage, deed of trust, or trust deed securing each Pledged Mortgage Loan, (B) a mortgagee policy of title insurance (or binding unexpired and unconditional commitment to issue such insurance if the policy has not yet been delivered to Borrower) insuring the Borrower's perfected, first priority Lien created by that mortgage, deed of trust, or trust deed, (C) the original insurance policies for each Pledged Mortgage Loan as required hereunder, and (D) all other original documents, including any undelivered Forward Sale Commitments, promissory notes, and Mortgage-Backed Securities, and (ii) deliver to Lender any of the foregoing items as soon as reasonably practicable upon Lender's request.

         Section 2.18. Shipment for Correction. If no Default or Event of Default exists or occurs as a result of the shipment and if shipment would not result in any collateral documents for

Pledged Mortgage Loans with more than a total face amount of $500,000.00 being outstanding for correction, then Borrower may - by a Trust Receipt delivered to Lender - request that Lender ship to Borrower the entire mortgage loan file of Collateral Documents for any Pledged Mortgage Loan pledged by it so that certain of those Collateral Documents may be corrected or replaced for clerical or other non-substantive mistakes. If Lender has no actual knowledge that any of the above conditions have not been satisfied, then and subject to the limitations below, then Lender shall ship to Borrower the entire mortgage loan file of Collateral Documents to be corrected or replaced. Borrower shall redeliver to Lender the corrected Collateral Documents before the expiration of the Correction Period for that Collateral. Collateral shipped under this section, unless returned to Lender ceases to be Eligible Mortgage Loans (a) to the extent that Collateral Documents for Pledged Mortgage Loans with more than a total face amount of $500,000.00 are outstanding for correction at any time and (b) upon the expiration of the Correction Period for that Collateral. The Lender Liens on any Collateral shipped under this section continue in full force and effect.

         Section 2.19. Expiration of Commitment. Unless extended or terminated earlier as permitted hereunder, the Commitment shall expire of its own term, and without the necessity of action by the Lender, at the close of business on the Termination Date. However, the remainder of this Agreement shall remain in full force and effect until all amounts due on the Obligations have been paid in full. The Lender has not made, and does not hereby make, any commitment to renew, extend, rearrange or otherwise refinance the outstanding and unpaid principal of the Note or accrued interest thereon. In the event, however, the Lender from time to time renews, extends, rearranges, increases and/or otherwise refinances any portion or all of any Obligation and any accrued interest thereon at any time, such refinancing shall be evidenced by an appropriate promissory note in form and substance satisfactory to the Lender and, unless otherwise noted or modified at such time or times by the terms of such promissory note or any agreements executed in connection therewith, any such promissory note or notes and refinancing evidenced thereby shall be governed in all respects by the terms of this Agreement.

         Section 2.20. Non-Usage Fee. At the end of each month during the term of this Agreement (i.e., from its effective date through the Termination Date), the Lender shall determine average usage of the Commitment by calculating the arithmetic daily average of the outstanding balance of Advances in that month. The Lender shall then subtract the average usage (the "Used Portion") from the Commitment (the result being called the "Unused Portion") and the Company shall pay in arrears (without duplication of payment), on or before five (5) days after the later of (a) the end of each month or (b) the Company's receipt of the Lender's bill for such monthly period, a Non-Usage Fee equal to 0.125% per annum on the total amount of the Unused Portion of the Commitment, as compensation to the Lender for its agreement to make the Commitment available to the Company during that month and not as compensation for the use, forbearance or detention of money as a "true commitment fee" under Texas law); provided that such fee shall be waived for any month if the Unused Portion for such month is equal to or less than $2,000,000.00. Each calculation by the Lender of the amount of any Non-Usage Fee shall be conclusive and binding on the Company, absent manifest error.

         Section 2.21. Miscellaneous Charges. At the end of each month during the term of this Agreement, the Company shall pay to the Lender in arrears on or before five (5) days after the later of (a) the end of each calendar month or
(b) the Company's receipt of the Lender's bill for such monthly period, a transaction fee equal to $25.00 per Pledged Mortgage
Loan held by Lender during such month and for which Lender has not previously received a transaction fee, for the handling and administration of Advances and Collateral. For the purposes hereof, each Borrower shall, at its sole cost and expense, pay all miscellaneous charges and expenses such as charges for security delivery fees and charges for overnight delivery of Collateral to Investors. Miscellaneous charges are due when incurred, but shall not be delinquent if paid within ten (10) days after receipt of an invoice or an account analysis statement from the Lender.

                   ARTICLE 3: REPRESENTATIONS AND WARRANTIES

         In order to induce Lender to enter into this Agreement and to make Advances hereunder, each of the Borrowers represents and warrants to Lender (which representations and warranties will survive the delivery of the Note and the making of Advances hereunder against the Note):

         Section 3.1. Organization, Standing, Qualification, Etc. of the Borrowers. Each of the Borrowers:

                  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas;

                  (b) has all requisite power and authority and all necessary consents, approvals, licenses, permits, franchises and other authorizations (i) to own and operate its properties and assets, (ii) to carry on its business as now conducted and as presently proposed to be conducted, (iii) to create and issue the Note and to execute and deliver this Agreement, the Security Instruments and all other documents and agreements referred to or mentioned herein or therein to which it is a party, and (iv) to carry out and comply with the terms of this Agreement, the Note, the Security Instruments and all other instruments referred to or mentioned herein or therein to which it is a party; and

                  (c) is duly qualified and authorized to transact business and is in good standing as a foreign corporation in all jurisdictions wherein the Property owned or the business transacted by it makes such qualification necessary.

         Section 3.2. Binding Obligation. All action on the part of each Borrower or any other Person requisite for the due creation, issuance and delivery of this Agreement, the Note, the Security Instruments and all other instruments executed by each Borrower or any other Person in connection herewith or therewith has been duly and effectively taken. This Agreement does, and the Note, the Security Instruments and all other instruments to be executed by each Borrower or any other Person in connection herewith or therewith when executed and delivered will, constitute legal, valid and binding obligations of each of the Borrowers and such Persons, enforceable in accordance with their terms, except as enforceability may be limited by applicable Debtor Laws and general principles of equity.

         Section 3.3. No Conflicts or Consents. Neither the execution and delivery of this Agreement, the Note or the Security Instruments, nor the consummation of any of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, will materially contravene or conflict with any provision of law, statute or regulation to which either or both Borrowers are subject or any judgment, license, order or permit applicable to either or both Borrowers, or any indenture, mortgage, deed of trust, or other agreement or instrument to which either or both Borrowers are a party or by which either or both Borrowers may be bound, or to which either or both Borrowers may be subject, or violate any provision of the Articles of Incorporation or Bylaws of either Borrower or contravene or conflict with any Governmental Requirement.

          Section 3.4. Priority of Liens. All Collateral and all Purchase Commitments applicable to the Collateral have been duly authorized and validly issued to the applicable Borrower, as the case may be, comply with all requirements of this Agreement and have been and will continue to be validly pledged or assigned to Lender. Lender shall have and will continue to have valid, enforceable, perfected, first priority liens and security interests in such Collateral.

         Section 3.5. No Liens. All Collateral is free and clear of all Liens and other adverse claims of any nature other than Lender's Liens. The applicable Borrower, as the case may be, has good and indefeasible title to the Collateral.

          Section 3.6. Financial Condition. The Current Financials were prepared in accordance with GAAP and present fairly, in all material respects, the financial condition, results of operations, and cash flows of the Borrowers as of, and for the portion of the fiscal year ending on their date or dates (subject only to normal year-end adjustments). All material liabilities of the Borrowers as of the date or dates of the Current Financials are reflected in them or notes to them. Except for transactions directly related to, or specifically contemplated by, the Loan Documents, no subsequent material adverse changes have occurred in the financial condition of the Borrowers from that shown in the Current Financials, nor has any Borrower incurred any subsequent material liability.

          Section 3.7. Full Disclosure. There is no material fact that either Borrower has not disclosed to Lender which could adversely affect the properties, business, prospects or condition (financial or otherwise) of either Borrower or could adversely affect the Collateral. Neither the financial statements referred to in Section 3.6 hereof, nor any certificate or statement delivered herewith or heretofore by either or both Borrowers to Lender in connection with this Agreement and the other Loan Documents, contains any untrue statement of material fact.

         Section 3.8. No Litigation. There are no material actions, suits or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of Borrowers threatened, against either or both Borrowers.

          Section 3.9. Taxes. All tax returns required to be filed by Borrowers in any jurisdiction have been filed and all taxes, assessments, fees and other governmental charges upon Borrowers or upon any of their properties, income or franchises have been paid prior to the time that such taxes could give rise to a lien thereon, unless protested in good faith by appropriate proceedings. To the best of Borrowers' knowledge, there is no proposed tax assessment against either Borrower.

         Section 3.10. Special Representations Concerning Collateral. As to each Pledged Mortgage Loan:

                  (a) All of Basic Mortgage Loan Documents are genuine, duly executed by a borrower of legal capacity, and properly completed, and are legal, valid and binding obligations of the maker thereof, enforceable in accordance with their terms; and all documents, including documents pertaining to underwriting, with respect to such Mortgage Loan which are required by the Investors, FHA, VA or any private mortgage insurer ("PMI") to be in the loan files related to such Mortgage Loan are contained therein and have been properly completed and, where applicable, executed, attested and notarized.

                  (b) Each Mortgage securing each Mortgage Loan is a valid first Lien on the property described in such Mortgage and is enforceable in accordance with its terms and the laws of the jurisdiction in which the property is located.

                  (c) The unpaid balance of the Mortgage Loan is as stated in the records disclosed or delivered to Lender; no payment of principal or interest on the Mortgage Loan has or will be forgiven, suspended or rescheduled and no waiver, alteration or modification has been or will be made to the terms or provisions of the Mortgage Note evidencing the Mortgage Loan without Lender or Investor written approval, to the extent such Investor approval is required; without Investor written approval, no party responsible for payment in whole or in part has been released in whole or in part and no part of the mortgaged property has been or will be released; the full original principal amount of the Mortgage Note evidencing the Mortgage Loan will be advanced to the mortgagor or paid to third parties on his behalf in accordance with Investor guidelines, regulations and requirements.

                  (d) Each Mortgage Loan is and will remain covered by an FHA insurance certificate, VA guaranty certificate, or policy of PMI, as required by the terms of any agreement or any Governmental Requirement applicable to such Mortgage Loan; the applicable Borrower will comply with all applicable provisions of the insurance or guaranty contract or policy and all laws and regulations related thereto. With respect to Mortgage Loans not yet endorsed by FHA for insurance and Mortgage Loans for which the Borrower which pledged such Mortgage Loan has not yet obtained evidence of guaranty from VA or insurance from FHA, the applicable Borrower shall proceed diligently and promptly to comply with the documentation requirements and all other applicable requirements in order to procure the endorsement for insurance of or evidence of guaranty by VA or insurance from FHA, as the case may be and, in the event that the applicable Borrower ever has reason to believe that any such endorsement or evidence will not be forthcoming, Borrowers shall promptly notify Lender and withdraw the related FHA Mortgage Loan or VA Mortgage Loan as Collateral, either replacing it with other collateral which qualifies as Eligible Collateral or paying down the Aggregate Advances in an appropriate amount.

                  (e) All fire, casualty, hazard, flood and other insurance policies and guaranties required by an Investor, FHA, VA or PMI to be maintained have been issued and are in full force and effect, and the premium therefor has been paid, and such policies presently name and will continue to name the applicable Borrower, as the case may be, as the insured under a standard mortgagee clause or for newly purchased Mortgage Loans, a notice for endorsement changing the named mortgagee has been submitted to the carrier and will be diligently pursued until issued and there does not exist any event or condition which could result in the revocation of any such policy or otherwise impair the enforcement of such insurance or guarantee.

                  (f) There are no uninsured casualty losses or casualty losses where coinsurance has been, or Borrowers have reason to believe it will be, claimed by the insurance company or where the loss, exclusive of contents, is greater than the net recovery from the fire insurance carrier; casualty insurance proceeds have been used to reduce the Mortgage Loan balance or as otherwise allowed by the Investor; all damages with respect to which casualty insurance proceeds have been received by or through the applicable Borrower, as the case may be, have been properly repaired or are in the process of such repair with such proceeds in accordance with Investor requirements and regulations and guidelines.

                  (g) Each Mortgage Loan meets, or is exempt from applicable state or federal laws, regulations and other requirements pertaining to usury and no Mortgage Loan is usurious.

                  (h) All Pledged Mortgage Loans (i) have been originated in conformity with the requirements of all applicable Governmental Requirements including without limitation Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act and the Federal Truth-in-Lending Act and Investor guidelines and requirements, (ii) are and will continue to comply with the terms of this Agreement and the Purchase Commitment, (iii) have not been modified or amended nor have any requirements of them been waived, and (iv) are and will continue to be valid and enforceable in accordance with their terms, without defense or offset.

                  (i) Neither Borrowers have any knowledge of damage to the property covered by any Mortgage securing any Mortgage Loan by fire, windstorm or other casualty, or any other circumstances or conditions which would cause any Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan; provided, however, that if timely repair is presently being undertaken with casualty insurance proceeds or an insurance claim is being processed with the insurance company, no breach of this warranty shall occur as long as there will be no diminution in the collateral value of the repaired property securing a Mortgage from the value it had prior to the casualty loss.

                  (j) Each Mortgage Loan has not been originated in violation of any applicable rules, regulations, requirements or underwriting guidelines of the Investor or PMI which insures such Mortgage Loan, FHA/VA or any regulatory agency having jurisdiction, the effect of which violation, whether by act or omission, would: (1) impair, invalidate, or reduce (i) any Investor approvals, (ii) any private mortgage insurance, FHA insurance or VA guaranty or commitment of any private mortgage insurer or FHA to insure or VA to guaranty, (iii) any title insurance policy, (iv) any hazard insurance policy, (v) any flood insurance policy required by the National Flood Insurance Act of 1968 as amended, or (vi) any fidelity bond, direct surety bond, or errors or omissions insurance required by FHA/VA, any PMI, or any Investors; or
         (2) result in Lender, or its permitted assigns, having to repurchase or incur curtailment of full reimbursement or enter into any form of indemnification agreement with respect to such Mortgage Loan, or pay a fine.

                  (k) Neither Borrower has been informed that any property subject to any Mortgage securing any Mortgage Loan has been or will be condemned, except if such condemnation will not have a material adverse effect on the value of such property or its status as security for the Mortgage Loan.

                  (l) There are no properties securing any Mortgage Loan which are subject to any homeowner's assessment which impairs or could impair the applicable Borrower's, as the case may be, first lien priority on such properties.

                  (m) Where applicable law requires the payment of interest on escrow accounts, all such interest has been either properly paid or credited to the mortgagor's account.

                  (n) Each Mortgage Loan and each Mortgage-backed Security included in the Collateral meet all applicable requirements of a Purchase Commitment and at all times there are and will continuously be adequate and sufficient Purchase Commitments to cover one hundred percent (100%) of all Mortgage Loans and Mortgage-backed Securities which are pledged as Collateral from time to time. Each of the Borrowers shall assure that Mortgage Loans pledged pursuant to this Agreement and intended to be used in the formation of Mortgage-backed Securities shall comply, before the formation of any such Mortgage-backed Security, with the requirements of the governmental instrumentality, department or agency (whether GNMA, FNMA, FHLMC or another Person) which is contemplated to guaranty such Mortgage-backed Security when issued.

                  (o) Upon delivery to Lender or its bailee of each Mortgage Note evidencing a Mortgage Loan included in the Collateral, Lender shall have valid, enforceable, perfected, first priority security interest as Liens therein. Upon delivery to Lender or its bailee of each Mortgage-backed Security in certificated form, Lender shall have valid, enforceable, perfected, first priority Liens as security interests in each Mortgage-backed Security. Upon completion of the steps set forth in Section 2.5(b)(iv), Lender shall have valid, enforceable, perfected, first priority Liens as security interest in each such Mortgage-backed Security.

                  (p) Each Pledged Mortgage Loan meets the requirements of an Eligible Mortgage Loans.

         Section 3.11. Survival of Representations. All representations and warranties by each of the Borrowers herein shall survive delivery of the Note and the making of the Advances, and any investigation at any time made by or on behalf of Lender shall not diminish Lender's right to rely thereon.

         Section 3.12. No Event of Default. No Default or Event of Default has occurred and is continuing.

         Section 3.13. Use of Proceeds; Business Loans. The proceeds of the Advances will be used by each Borrower for the funding of each Borrower's originations or purchases from others of Mortgage Loans which are Eligible Mortgage Loans and for no other purpose. All loans evidenced by the Note are and shall be "business loans", as such term is used in the Depository Institutions Deregulation and Monetary Control Act of 1980, as amended, and such loans are for business or commercial purposes and not primarily for personal, family, household or agricultural use, as such terms are used or defined in Texas Revised Civil Statutes, Article 5069-1.04, Texas Credit code, Regulation Z promulgated by the Board of Governors of the Federal Reserve System, and Titles I and V of the Consumer Credit Protection Act.

         Section 3.14. Subsidiaries and Trade Names. Company has no Subsidiaries or investments in any Person, other than Capital. Capital has no Subsidiaries or investments in any Person. No Borrower has used or transacted business under any other corporate or trade name in the six-month period preceding the date of this Agreement.

         Section 3.15. ERISA. All plans ("Plans") of a type described in
Section 3(3) of ERISA in respect of which the Company or any Subsidiary of the Company is an "Employer," as defined in Section 3(5) of ERISA, are in substantial compliance with ERISA, and none of such Plans is insolvent or in reorganization, has an accumulated or waived funding deficiency within the meaning of Section 412 of the Internal Revenue Code, and neither the Company nor any Subsidiary of the Company has incurred any material liability (including any material contingent liability) to or on account of any such Plan pursuant to Sections 4062, 4063, 4064, 4201 or 4204 of ERISA; and no proceedings have been instituted to terminate any such Plan, and no condition exists which presents a material risk to the Company or a Subsidiary of the Company of incurring a liability to or on account of any such Plan pursuant to any of the foregoing Sections of ERISA. No Plan or trust forming a part thereof has been terminated since December 1, 1974.

         Section 3.16. Solvency. Each of the Borrowers (a) is solvent, (b) is able to and anticipate that it will be able to meet its debts as they mature,
(c) have adequate capital to conduct the businesses in which it is engaged, and (d) own and will own property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its debts and obligations.

         Section 3.17. Investment Company Act. Neither Borrower is subject to regulation under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

         Section 3.18. Appraisals. With respect to the property the subject of any Mortgage Loan, the applicable Borrower, as the case may be, has obtained Appraisals in material compliance with all Appraisal Laws.

         Section 3.19. Eligibility. The Company has all requisite corporate power and authority and all necessary licenses, permits, franchises and other authorizations to own and operate its property and to carry on its business as now conducted. If approved now or hereafter as a lender or seller/servicer for any one or more of the governmental agencies as set forth below, the Company will remain at all times approved and qualified and in good standing and meet all requirements applicable to such status:

                  (a) FNMA, approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell, and service Mortgage Loans to be sold to FNMA.

                  (b) FHLMC approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell, and service Mortgage Loans to be sold to FHLMC.

                  (c) GNMA approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell, and service Mortgage Loans to be sold to GNMA.

                  (d) HUD approved lender, eligible to originate, purchase, hold, sell and service FHA-insured Mortgage Loans.

         Section 3.20. Place of Business. The principal place of business of the Borrowers is 10601 Grant Road, Suite 211, Houston, Texas 77070, and the chief executive office of the Borrowers and the office where each keeps its respective financial books and records relating to its property and all contracts relating thereto and all accounts arising therefrom is located at the address set forth in Section 7.1 hereof

                              ARTICLE 4: COVENANTS

         So long as the Commitment shall remain available to Borrowers, and until the payment in full of the Note unless Lender shall otherwise consent in writing, each of the Borrowers agrees that:

         Section 4.1. Business and Financial Information. Each of the Borrowers will promptly furnish to Lender from time to time such information regarding the business and affairs and financial condition of each of the Borrowers as Lender may reasonably request, and will furnish Lender:

                  (a) Monthly Financials of Borrowers. As soon as available but in any event within twenty (20) days after the end of each calendar month, Financials of each of the Borrowers as of the close of such calendar month setting forth, in each case in comparative form, the figures for the corresponding periods in the previous fiscal year as well as year-to-date figures, all in such detail as Lender may reasonably request and accompanied by (i) a statement of the President or the principal financial officer of the applicable Borrower, as the case may be, certifying that such statements present fairly the financial position of the applicable Borrower at the close of such period and the results of its operations for such period and (ii) a Compliance Certificate.

                  (b) Annual Financials of Borrowers. As soon as available but in any event within ninety (90) days after the close of each fiscal year of each Borrower, the annual audited Financials of such Borrower as at the end of such fiscal year setting forth, in each case in comparative form, the figures for the previous fiscal year and accompanied by (i)
the report thereon of independent certified public accountants acceptable to Lender, which report shall state that such financial statements have been prepared in accordance with GAAP consistently applied and that the audit by such accountants in connection with such financial statements has been made in accordance with GAAP and (ii) a Compliance Certificate.

                  (c) Guarantor Financial Statements. Promptly when available but at least within 90 days of each calendar year, financial statements and statements of income and cash flow for Guarantor prepared as of the end of the previous calendar year in form and detail reasonably acceptable to the Lender.

                  (d) Notices. Immediately upon becoming aware of the existence of (i) any Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrowers are taking or propose to take with respect thereto, or (ii) the institution or threat of any action, suit or proceeding by or against either or both of the Borrowers in or before any Governmental Authority (excluding routine HUD or VA audits not undertaken for cause), a written notice specifying the action, suit or proceeding, the Governmental Authority involved, and what action Borrowers are taking or propose to take with respect thereto.

                  (e) Mortgage Loans. As soon as available but in any event within five (5) Business Days after the close of each calendar month during the term of this Agreement, a schedule, certified as complete and correct by the President or a principal financial officer of each Borrower, listing each Pledged Mortgage Loan as of the end of such calendar month and setting forth with respect to each such Pledged Mortgage Loan (i) the number of days such Mortgage Loan has been included in the Collateral, and (ii) the correct status of the Purchase Commitment issued in connection with such Pledged Mortgage Loan.

                  (f) Certificate of Warehouse Borrowings. Promptly and in any event within fifteen (15) days after the request of Lender at any time and from time to time, a certificate, executed by the president or chief financial officer of Company, setting forth all of Company's warehouse borrowings.

                  (g) Governmental Reporting. Copies of all regular or periodic financial and other reports, if any (including any warranty or indemnity claim reports), which either Borrower shall file with GNMA, FNMA, FHLMC, HUD, VA or any other Governmental Authority, in such detail and when and as Lender may request from time to time.

                   (h) Other Information. Such other information concerning the business, properties or financial condition of either Borrower as Lender may request.

         Section 4.2. Pledged Mortgage Loans. Each of the Borrowers will immediately notify Lender in writing of any of the following:

                   (a) upon the occurrence of any event or condition which constitutes a default or an event of default under any Pledged Mortgage Loan;

                  (b) upon the purchase or payment of any Pledged Mortgage Loan pursuant to the terms of a Purchase Commitment or otherwise;

                  (c) upon any prepayment, whether in whole or in part, of any of the Pledged Mortgage Loans;

                  (d) upon default by any Investor in the performance and/or observance of any of its obligations under a Purchase Commitment relating to a Pledged Mortgage Loan or Loans; or

                  (e) any Purchase Commitment relating to a Pledged Mortgage Loan or Loans ceases to be in full force and effect.

         Section 4.3. Further Assurances. Each of the Borrowers will promptly cure any defects in the creation and issuance of the Note and the execution and delivery of this Agreement, the Security Instruments or any other instruments referred to or mentioned herein or therein and do, execute, acknowledge and deliver all such further acts, documents and assurances as Lender in its discretion shall request or require to more fully, completely or effectively evidence or effect the pledge and assignment to Lender of the Mortgage Loans intended by this Agreement to be pledged and assigned or for carrying out the intention or facilitating the performance of the terms of this Agreement and the other Loan Documents. Each of the Borrowers will do all acts and things, and will execute and file or record, all instruments requested by Lender, to establish, perfect, maintain and continue first priority perfected security interests in and upon the Collateral. Each of the Borrowers will pay the costs and expenses of all filings and recordings and all searches deemed necessary by Lender to establish and determine the validity and the priority of the Liens created or intended to be created by the Security Instruments; and each of the Borrowers will satisfy all other claims and charges which in the opinion of Lender might prejudice, impair or otherwise affect any of the Collateral or Lender's Lien thereon.

         Section 4.4. Reimbursement of Expenses. Each of the Borrowers, jointly and severally, agree to pay to Lender, upon demand, all expenses of the Lender (including, without limitation, reasonable fees, expenses, and disbursements of counsel for the Lender) in connection with the preparation, negotiation, enforcement, operation, or administration of this Agreement, the Note, the other Loan Documents or any documents executed in connection therewith or any waiver, modification, or amendment of any provision hereof or thereof. Each of the Borrowers, jointly and severally, agrees, upon demand, promptly to reimburse the Lender for all amounts expended, advanced, or incurred by the Lender to satisfy any obligation of either or both of the Borrowers under this Agreement or any of the other Loan Documents, or to protect the Collateral, or to collect the Note, or to enforce the rights of the Lender under this Agreement, the Security Instruments, or any other instrument referred to or mentioned herein or therein or executed in connection herewith or therewith, which amounts will include, without limitation, all court costs, reasonable attorneys fees, fees of auditors and accountants and investigation expenses reasonably incurred by the Lender in connection with such matters. Such sums shall be due and payable upon demand together with interest at the Maximum Rate on each such amount from the date that the same is expended, advanced, or incurred by the Lender until the date it is repaid. In addition to and not in substitution of any other rights, remedies, and recourses of the Lender hereunder, under the other Loan Documents, at law or in equity, if Borrowers fail to pay any of the sums due and payable under this Section 4.4 hereof, upon demand, the Lender is hereby authorized, at any time and from time to time, without notice to the Borrowers (any such notice being expressly waived by each of the Borrowers) and regardless of the existence of an Event of Default or Default or whether or not the Obligations have matured, to offset and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of either or both of the Borrowers against any and all of the amounts due and payable pursuant to this Section 4.4 hereof.

         Section 4.5. Inspection. At any and all reasonable times, upon the request of Lender, each of the Borrowers will permit Lender or any agents or representatives designated by Lender:

                  (a) to examine the books of accounts, records, reports and other papers of such Borrower (and to make copies and extracts therefrom);

                  (b) to audit such Borrower's books and records pertaining to the Mortgage Loans;

                  (c) to inspect any Property of such Borrower; and

                  (d) to discuss the business and affairs of such Borrower with its officers and its independent certified public accountants.

         Section 4.6. Maintenance. Each of the Borrowers shall (a) maintain its existence in good standing and all of its rights, privileges, licenses and franchises; and (b) observe and comply in all material respects with all Governmental Requirements.

         Section 4.7. Insurance. Each of the Borrowers shall maintain with financially sound and reputable insurers, insurance with respect to its Properties and business against such liabilities, casualties, risks and contingencies and in such types and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated but in no event less than what is necessary to satisfy prevailing GNMA, FNMA, FHLMC, FHA and VA requirements, including, without limitation, errors and omissions insurance or mortgage impairment insurance and a fidelity bond or bonds, in form and with coverage and with companies satisfactory to Lender. Upon request of Lender, each of the Borrowers shall furnish or cause to be furnished to Lender from time to time a summary of the insurance coverage of Borrowers in form and substance satisfactory to Lender and if requested shall furnish lender copies of the applicable policies.

         Section 4.8. Accounts and Records. Each of the Borrowers shall keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities, in accordance with GAAP.

         Section 4.9. Payment of Other Loan Obligations. Each of the Borrowers shall pay and perform all obligations under the terms of each loan, credit or similar agreement, promissory note, mortgage, security agreement, indenture or other debt or security instrument by which each of the Borrowers is bound or to which it or any of its Property is subject, if failure to perform such obligations could reasonably be expected to have a Material Adverse Effect (either by itself or in combination with other existing or reasonably anticipated circumstances).

         Section 4.10. Use of Proceeds; Margin Stock. The proceeds of the Advances shall be used by each of the Borrowers for the funding of its originations and purchases from others of Mortgage Loans which are Eligible Mortgage Loans and none other. None of such proceeds shall be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of such Regulation U. Neither of the Borrowers shall take any action in violation of Regulation U or Regulation X or shall violate the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

         Section 4.11. Payment of Debt, Taxes, etc. Each of the Borrowers agrees to pay when due and before delinquency (a) all taxes and other governmental charges or levies imposed on its income or profits or any of its Property, (b) all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any of its Properties, and (c) all Debts, accounts, liabilities, debts and charges now or hereafter owing by it. Each of the Borrowers agrees to maintain appropriate accruals and reserves for all Debts and all other liabilities, debts, and charges in a timely fashion in accordance with GAAP. Provided, each of the Borrowers may delay paying any such taxes, levies, claims, accounts, Debts or other liabilities, debts and charges (excluding those owing to Lender, all of which must be paid when due) if, to the extent that and for so long as (i) it is contesting their validity diligently, in good faith and by appropriate proceedings, (ii) it has posted such bond or other security as shall be fully effective to prevent or stay any attachment, garnishment, sequestration or seizure of any of its Property during the pendency of such proceedings, (iii) it has set aside on its books adequate reserves in accordance with GAAP, and (iv) it pays such taxes, levies, claims, accounts, Debts or other liabilities, debts and charges before any of its Property can lawfully and effectively be garnisheed, attached or sold to secure or satisfy them and before any judgment in respect of them against it or any of its Property becomes final.

         Section 4.12. Covenants Concerning Collateral. Each of the Borrowers agrees to:

                  (a) service all Pledged Mortgage Loans which such Borrower has the right or obligation to service in accordance with standard industry requirements and all applicable GNMA, FNMA, FHLMC, FHA and VA requirements, including taking all actions necessary to enforce the obligations or the obligors under such Pledged Mortgage Loans;

                  (b) timely comply in all material respects with all terms and conditions of all Purchase Commitments covering Pledged Mortgage Loans (and all renewals, extensions or modifications of them or substitutions of them), and cause the Pledged Mortgage Loans covered by and intended to be sold under each Purchase Commitment to be delivered to the Investor who issued the Purchase Commitment before its expiration in the manner and order contemplated by the Purchase Commitment;

                  (c) warrant and forever defend to Lender, its successors and assigns (i) title to the Collateral and (ii) the Liens in and upon the Collateral granted to Lender;

                  (d) promptly discharge and perform all of such Borrower's, as the case may be, obligations with respect to any of the Collateral and all Purchase Commitments relating to Pledged Mortgage Loans; and

                  (e) execute and deliver to Lender (i) such Code financing statements, amendments and continuation statements with respect to the Collateral as Lender may from time to time request and (ii) such further instruments of sale, pledge or assignment or transfer and such powers of attorney as Lender may from time to time request, and do or perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the Liens granted to or intended to be granted to Lender pursuant to the terms and conditions of this Agreement. Lender shall have all the rights and remedies of a secured party under the Code and all other applicable governmental requirements in addition to all rights and remedies provided for in the Loan Documents.

                        ARTICLE 5: NEGATIVE COVENANTS

         Each of the Borrowers shall at all times comply with the covenants contained in this Article 5, from the date hereof and for so long as any part of the Obligations or the Commitment of Lender is outstanding:

         Section 5.1. No Merger. No Borrower may, without the prior written consent of Lender, merge or consolidate with or into any corporation, or acquire by purchase or otherwise all or substantially all of the assets or capital stock of any Person if, as a result thereof, such Borrower would not be in compliance with the representations, warranties, and covenants set forth in this Agreement in all respects or a Material Adverse Effect occurs or will occur.

         Section 5.2. Limitation on Indebtedness. No Borrower may, without the prior written consent of Lender, incur, create, contract, assume, have outstanding, guarantee or otherwise be or become, directly or indirectly, liable in respect of any indebtedness, except (i) the Obligations, (ii) current liabilities for taxes and assessments, (iii) current amounts payable or accrued (other than for borrowed funds or purchase money obligations) which have been incurred in the ordinary course of business; provided that all such liabilities, accounts and claims shall be promptly paid and discharged when due or in conformity with customary trade terms, unless the same shall be contested in good faith by such Borrower, (iv) indebtedness owing to Lender, and (v) any other indebtedness incurred by any Borrower so long as such Borrower remains at all times in compliance with the representations, warranties, and covenants set forth in this Agreement in all respect or no Material Adverse Effect occurs as a result of incurring any such indebtedness.

         Section 5.3. Line of Business. No Borrower may, without the prior written consent of Lender, directly or indirectly engage in any business other than that currently engaged in by such Borrower or any other business customarily engaged in by other Persons in the mortgage banking business. Each of the Borrowers shall not make or acquire any direct outright ownership interest participation or other creditor's interest in any commercial real estate loan, wrap-around real estate loan, unimproved real estate loan, personal property loan, oil and gas loan, commercial loan, acquisition, development or construction loan.

         Section 5.4. Liquidations, Mergers, Consolidations and Dispositions of Substantial Assets. No Borrower may, without the prior written consent of Lender, dissolve or liquidate or sell, transfer, lease or otherwise dispose of any material portion of its property or assets or business.

         Section 5.5. Actions with Respect to Collateral. No Borrower may, without the prior written consent of Lender:

                  (a) Compromise, extend, release, or adjust payments on any Collateral, accept a conveyance of mortgaged property in full or partial satisfaction of any Pledged Mortgage Loan or release any Mortgage securing or underlying any Collateral;

                  (b) Agree to the amendment or termination of any Purchase Commitment in which Lender has a security interest or to substitution of a Purchase Commitment in which Lender has a security interest hereunder, if such amendment, termination or substitution may reasonably be expected (as determined by Lender in its reasonable discretion) to have a Material Adverse Effect;

                  (c) Transfer, sell, assign or deliver any Collateral pledged to Lender to any Person other than Lender, except pursuant to Purchase Commitments; or

                  (d) Grant, create, incur, permit or suffer to exist any lien upon any Collateral except for liens granted to Lender to secure the Note and Obligations and such liens as may be deemed to arise as a matter of law pursuant to any Purchase Commitment.

          Section 5.6. Restrictions on Dividends. Company shall not directly or indirectly declare or make, or incur any liability to make, any Dividend if, as a result thereof, Company would not be in compliance with the representations, warranties, and covenants set forth in this Agreement in all respects or a Material Adverse Effect occurs or will occur.

          Section 5.7. Limitations on Liens. No Borrower may create, assume or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind upon any of its properties or assets, whether now owned or hereafter acquired except as permitted in writing by Lender, other than the Lien or Liens granted to Lender hereunder if, as a result thereof, such Borrower would not be in compliance with the representations, warranties, and covenants set forth in this Agreement in all respects or a Material Adverse Effect occurs or will occur.

          Section 5.8. Limitations on Contingent Liabilities. No Borrower may create, assume or suffer to exist any Contingent Liabilities, except (i) as permitted hereunder, (ii) for endorsements of instruments for collection in the ordinary course of business, and (iii) any such liability in favor of Lender if, as a result thereof, such Borrower would not be in compliance with the representations, warranties, and covenants set forth in this Agreement in all respects or a Material Adverse Effect occurs or will occur.

         Section 5.9. Loans, Advances and Investments. No Borrower may make or permit to remain outstanding any advances, loans or extensions of credit to, or purchase or own any stock, bonds, notes, debentures, or other securities of, or make any investments in, any Person, except (if and only if the making of an investment described below would not violate any other provision of this Agreement or have a Material Adverse Effect on the following) (a) Mortgage Loans, (b) investments in Cash Equivalents and (c) any acquisition in the ordinary course of such Borrower's business of (i) servicing portfolios and related assets, (ii) Mortgage-backed Securities or (iii) Mortgage Loans.

         Section 5.10. Subordination of Claims. No Borrower may subordinate or permit to be subordinated any claim against, or obligation of, another Person held or owned by it to any other claim against, or obligation of, such other Person.

         Section 5.11. ERISA Compliance. No Borrower may permit at any time any Plan maintained by it to

                  (a) engage in any "prohibited transaction", as such term is defined in Section 4975 of the Code;

                  (b) incur any "accumulated funding deficiency", as such term is defined in Section 3.02 of ERISA; or

                  (c) terminate any such Plan in a manner which could result in the imposition of a lien on the property of such Borrower pursuant to
         Section 4068 of ERISA.

         Section 5.12. Transactions with Affiliates and Other Persons. Each of the Borrowers shall not engage in any transaction with an Affiliate on terms less favorable to it than would be obtainable at the time in comparable transactions with Persons not affiliated with such Borrower.

         Section 5.13. Net Worth. The Net Worth of the Company may never be less than $800,000.00.

         Section 5.14. Warehouse Borrowings to Net Worth Ratio. The ratio of the Borrowers' Warehouse Borrowings to the Company's Net Worth may never exceed
11.0 to 1.0.

                          ARTICLE 6: EVENTS OF DEFAULT

         Section 6.1. Events. Any of the following events shall be considered an "Event of Default" as that term is used herein:

         (a) default is made in the payment or prepayment when due of any installment of principal or interest on the Note or payment of any fee, expense, or other amount due under any of the Loan Documents and such default shall continue for a period of five (5) calendar days after written notice of such default to Borrowers by Lender; or

         (b) default is made in the payment of any mandatory prepayment required hereunder and such default shall continue for a period of five (5) calendar days after written notice of such default to Borrowers by Lender; or

         (c) any representation or warranty made by either or both of the Borrowers in this Agreement, the Loan Documents, or in any other document executed in connection herewith or therewith proves to have been untrue in any material respect as of the date hereof or thereof; or any representation, statement (including financial statements), certificate or data furnished or made by either or both of the Borrowers hereunder or thereunder proves to have been untrue in any material respect as of the date as of which the facts therein set forth were stated or certified; or

         (d) default is made in the due observance or performance by either or both of the Borrowers of any of the covenants, terms or agreements contained in any of the Loan Documents or in any other document or agreement executed in connection herewith or therewith and such default shall continue for a period of thirty (30) days after written notice of such default to Borrowers by Lender; or

         (e) Either of the Borrowers dissolves or terminates its existence or discontinues its usual business; or

         (f) any involuntary case or other proceeding is commenced against either of the Borrowers which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, or an order for relief against either of the Borrowers is entered in any such case under the Federal Bankruptcy Code; or

         (g) Either of the Borrowers commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to, or admits in writing its inability to, pay its debts generally as they become due or takes any corporate action to authorize or effect any of the foregoing; or

         (h) any event or condition occurs which constitutes an Event of Default under any of the Security Instruments or any other instrument or agreement executed in connection herewith or therewith; or

         (i) Either of the Borrowers defaults in the payment of principal of or interest on any other Debt beyond the period of grace, if any, provided with respect thereto or in the performance or observance of any other term, condition or agreement contained in any instrument or agreement evidencing, securing or relating thereto if the effect of such default is to cause such obligation to become due prior to its stated maturity or to permit the holder or holders of such obligations (or a trustee or agent on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity, whether or not such default or failure to perform should be waived by the holder or holders of such obligation or such trustee; or

                  (j) one or more judgments for the payment of money in excess of $10,000 in the aggregate are rendered against either of the Borrowers or both and such judgment or judgments remain unsatisfied, undischarged or unstayed and in effect for a period of thirty (30) days; or

                  (k) this Agreement at any time after its execution and delivery and for any reason, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void; or

                  (l) any of the Security Instruments, at any time after their respective execution and delivery and for any reason, cease to constitute valid and subsisting first liens and/or valid and perfected first security interests in and to the Property purported to be subject to such Security Instruments and such default shall continue for a period of ten (10) calendar days after written notice of such default to Borrowers by Lender; or

                  (m) a Material Adverse Effect occurs.

          Section 6.2. Optional Acceleration. Upon the occurrence of any Event of Default (other than those described in Section 6.1 (f) or (g)), the Commitment of Lender shall immediately terminate and the holder of the Note, at its option, without notice to Borrowers, may declare the principal of and interest accrued and unpaid on the Note to be forthwith due and payable, whereupon the same shall become due and payable without any presentment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or notice of any kind (except notice required pursuant to this Agreement or otherwise by law), all of which are hereby waived, and may exercise any and all other rights, remedies, privileges and recourses granted under the Loan Documents or now or hereafter existing in equity, at law, by virtue of statute or otherwise.

          Section 6.3. Automatic Acceleration. Upon the occurrence of any Event of Default set forth in Subsection 6.1 (f) or (g) hereof, the Commitment of Lender shall automatically terminate and the principal of and interest accrued and unpaid on the Note shall be immediately and automatically due and payable without notice or demand of any kind, and the same shall be due and payable immediately without any presentment, acceleration, demand, protest, notice of intent to accelerate, notice of acceleration, notice of protest or notice of any kind (except notice required pursuant to this Agreement or otherwise by law), all of which are hereby waived, and the holder of the Note may exercise any and all other rights, remedies, privileges and recourses granted under the Loan Documents or now or hereafter existing in equity, at law, by virtue of statute or otherwise.

         Section 6.4. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, or if Borrowers become insolvent, however evidenced, Lender is hereby authorized at any time and from time to time, without notice to Borrowers (any such notice being expressly waived by Borrowers), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of either or both of the Borrowers against any and all of the indebtedness of each of the Borrowers to Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or the Note and although such obligations may be unmatured. The rights of Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.

                            ARTICLE 7: MISCELLANEOUS

         Section 7.1. Notices. All notices, requests and communications hereunder shall be given to or made upon the respective parties hereto as follows:

         If to Borrowers:   Allied Mortgage Corporation
                            Attn: Jim C. Hodge, President
                            10601 Grant Road, Suite 211
                            Houston, Texas 77070

                            Allied Mortgage Capital Corporation
                            Attn: Jim C. Hodge, Vice President
                            10601 Grant Road, Suite 211
                            Houston, Texas 77070

         If to Lender:      Coastal Banc ssb
                            Attn: Gary R. Garrett
                            8 Greenway Plaza, Suite 1500
                            Coastal Banc Tower
                            Houston, Texas 77046

         All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given to any party upon receipt (or when delivery is refused) when delivered by fax or by hand, within three (3) calendar days of being deposited in the U.S. Mail (registered or certified mail), if by mail, or when delivered to the telegraph company, if by telegram, in each case addressed to such party as provided herein or in accordance with the latest unrevoked direction from such party.

         Section 7.2. Deviation from Covenants. This Agreement may not be amended without the written consent of Borrowers and Lender. The observance or performance of any covenant, condition or obligation imposed on Borrowers hereunder may not be waived without the written consent of Lender.

         Section 7.3. Invalidity. In the event any one or more of the provisions contained in this Agreement, the Security Instruments, the Note or in any other instrument referred to herein or therein or executed in connection herewith or therewith shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, the Security Instruments, the Note or any other instrument referred to herein or therein or executed in connection herewith or therewith.

          Section 7.4. Survival of Agreement. All representations, warranties, covenants, and agreements of each of the Borrowers herein, shall survive the execution and delivery of the Loan Documents.

          Section 7.5. Successors and Assigns. All covenants and agreements herein contained by or on behalf of each of the Borrowers shall bind its legal representatives, successors and assigns and shall inure to the benefit of Lender and its successors and assigns, except Borrowers may not, directly or indirectly, assign or transfer, or attempt to assign or transfer, any of its rights, duties or obligations under any Loan Documents without the prior written consent of Lender.

          Section 7.6. Renewal, Extension or Rearrangement. All provisions of this Agreement relating to the Note shall apply with equal force and effect to each and all promissory notes hereinafter executed which in whole or in part represent a renewal, extension or rearrangement of any part of the indebtedness originally represented by the Note.

          Section 7.7. Waivers. No waiver of any Default or Event of Default shall be deemed a waiver of any other Default or Event of Default. No course of dealing on the part of Lender, its officers or employees, nor any failure or delay by Lender with respect to exercising any right, power or privilege of Lender under this Agreement, the Security Instrument or the Note shall operate as a waiver thereof. Rights and remedies of Lender under this Agreement, the Security Instruments and the Note shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

          Section 7.8. Termination. This Agreement shall remain in effect until full and complete payment of the Note and all other Indebtedness.

          Section 7.9. Governing Law. This Agreement, the Note, the Security Instruments and the other Loan Documents shall be governed by, construed and interpreted in accordance with the laws of the State of Texas, without reference to its principles of conflicts of law and except to the extent that the federal laws of the United States of America may apply.

          Section 7.10. Controlling Document. In the event of actual conflict in the terms and provisions of this Agreement, the Note, the Security Instruments and the other Loan Documents, the terms and provisions of this Agreement will control.

          Section 7.11. Savings Clause. It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, notwithstanding any provision to the contrary in the Note or in any of the documents securing the payment thereof or otherwise relating hereto, in no event shall the Note or such documents require or permit the payment, charging, taking, reserving, or receiving of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is contracted for, charged, taken, reserved, or received in connection with the Loan evidenced by the Note or in any of the documents securing the payment hereof or otherwise relating hereto, or in any communication by Lender or any other person to Borrowers or any other party liable for payment of the Note, or in the event all or part of the principal or interest hereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the Note shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) any such excess shall be canceled automatically to the extent of such excess, and shall not be collected or collectible, (iii) any such excess which is or has been received shall be credited against the then unpaid principal balance hereof or refunded to Borrowers, at Lender's option, and (iv) the effective rate of interest shall be automatically reduced to the maximum lawful rate allowed under applicable laws as construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved, or received in connection herewith which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the loan, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, reserved, or received. The terms of this paragraph shall be deemed to be incorporated in every loan document, security instrument, and communication relating to the Note and Loan. The term "applicable usury laws" shall mean such laws of the State of Texas or the laws of the United States, whichever laws allow the higher rate of interest, as such laws now exist; provided, however, that if such laws shall hereafter allow higher rates of interest, then the applicable usury laws shall be the laws allowing the higher rates, to be effective as of the effective date of such laws.

         Chapter 4 of the Texas Credit Code (relating to installment loans), codified at Articles 5069-4.01 to 5069-4.04, as amended, Texas Revised Civil Statutes, shall not apply to this agreement.

         Chapter 15 of the Texas Credit Code (relating to revolving loans and revolving triparty accounts), codified at Articles 5069-15.01 to 5069-15.11, as amended, Texas Revised Civil Statutes, shall not apply to this agreement.

         Section 7.12. Consent or Approval of Lender. Except as otherwise specifically provided, any consent or approval of Lender required under any of the Loan Documents may be granted or withheld by Lender in its sole and absolute discretion.

         Section 7.13. No Third Party Beneficiary. This Agreement is for the sole benefit of Lender and Borrowers and is not for the benefit of any third party.

         Section 7.14. Counterparts. This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute one and the same agreement.

         SECTION 7.15. INDEMNITY. THE BORROWERS SHALL, JOINTLY AND SEVERALLY, INDEMNIFY AND HOLD THE LENDER, ITS SUCCESSORS, ASSIGNS, AGENTS, AND EMPLOYEES, HARMLESS FROM AND AGAINST ANY AND ALL

CLAIMS, ACTIONS, SUITS, PROCEEDINGS, COSTS, EXPENSES, DAMAGES, FINES, PENALTIES, AND LIABILITIES, INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES AND COSTS, ARISING OUT OF, CONNECTED WITH, OR RESULTING FROM (A) THE OPERATION OF THE BORROWERS' BUSINESSES, (B) THE LENDER'S PRESERVATION OR ATTEMPTED PRESERVATION OF COLLATERAL, AND (C) ANY FAILURE OF THE SECURITY INTERESTS AND LIENS IN THE COLLATERAL GRANTED TO THE LENDER PURSUANT TO THIS AGREEMENT TO BE OR TO REMAIN PERFECTED OR TO HAVE THE PRIORITY AS CONTEMPLATED THEREIN REGARDLESS OF WHETHER THE CLAIM IS CAUSED BY OR ARISES OUT OF, IN WHOLE OR IN PART, THE NEGLIGENCE OF THE LENDER OR MAY BE BASED ON THE STRICT LIABILITY OF THE LENDER. THIS INDEMNITY SHALL NOT APPLY TO THE EXTENT THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LENDER. AT THE LENDER'S REQUEST, THE BORROWERS SHALL, JOINTLY AND SEVERALLY, AT THEIR OWN COST AND EXPENSE, DEFEND OR CAUSE TO BE DEFENDED ANY AND ALL SUCH ACTIONS OR SUITS THAT MAY BE BROUGHT AGAINST THE LENDER AND, IN ANY EVENT, SHALL SATISFY, PAY, AND DISCHARGE ANY AND ALL JUDGMENTS, AWARDS, PENALTIES, COSTS, AND FINES THAT MAY BE RECOVERED AGAINST THE LENDER IN ANY SUCH ACTION, PLUS ALL ATTORNEYS' FEES AND COSTS RELATED THERETO TO THE EXTENT PERMITTED BY APPLICABLE LAW; PROVIDED, HOWEVER, THAT THE LENDER SHALL GIVE THE BORROWERS (TO THE EXTENT THE LENDER SEEKS INDEMNIFICATION THEREFOR FROM THE BORROWERS UNDER THIS SECTION 7.15) WRITTEN NOTICE OF ANY SUCH CLAIM, DEMAND, OR SUIT AFTER THE LENDER HAS RECEIVED WRITTEN NOTICE THEREOF, AND THE LENDER SHALL NOT SETTLE ANY SUCH CLAIM, DEMAND, OR SUIT, IF THE LENDER SEEKS INDEMNIFICATION THEREFOR FROM THE BORROWERS, WITHOUT FIRST GIVING NOTICE TO THE BORROWERS OF THE LENDER'S DESIRE TO SETTLE AND OBTAINING THE CONSENT OF THE BORROWERS TO THE SAME, WHICH CONSENT THE BORROWERS HEREBY AGREE NOT TO UNREASONABLY WITHHOLD. ALL OBLIGATIONS OF THE BORROWERS UNDER THIS SECTION 7.15 SHALL SURVIVE THE PAYMENT OF THE NOTE AND THE OBLIGATIONS.

         Section 7.16. Waiver of Jury Trial. Company hereby expressly waives any right to a trial by jury in any action or legal proceeding arising out of or relating to this Agreement or any other Loan Document for the transactions contemplated hereby or thereby.

         Section 7.17. Limitation of Liability. Notwithstanding anything herein, in the Note or in any of the other Loan Documents to the contrary, Capital shall be liable upon the indebtedness evidenced by the Note or arising under the other Loan Documents, and for performance of all of the covenants and agreements of Borrowers contained therein, to the full extent (but only to the extent) of all Collateral pledged by Capital which constitutes security for the payment of such indebtedness and Lender shall not be entitled to recover any deficiency judgment against Capital if the foreclosure or recovery of or against the collateral securing the Note is not sufficient to pay the amounts owed by Borrowers; provided, however, Capital shall be fully liable to Lender for: (a) the amount of damages, if any, caused by fraudulent or deceitful actions, misstatements or omissions; (b) waste of the Collateral securing the Note; and (c) all costs, court costs and reasonable attorneys' fees incurred by Lender in collecting any of the foregoing. Nothing herein is intended or construed to in any way limit, affect, diminish, reduce or impair, in any manner whatsoever, the liability of the Company for the full payment of the indebtedness evidenced by the Note or arising under this Agreement or the other Loan Documents and performance of all covenants and agreements contained therein.

         SECTION 7.18. NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT, THE NOTE, THE OTHER LOAN DOCUMENTS, AND THE INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         WITNESS THE EXECUTION HEREOF, as of the date first above written.

                                   BORROWERS:

                                   ALLIED MORTGAGE CORPORATION,
                                   a Texas corporation

                                   By: /s/ JIM C. HODGE
                                       -------------------------------------
                                           JIM C. HODGE, President

                                   ALLIED MORTGAGE CAPITAL CORPORATION,
                                   a Texas corporation


                                   By: /s/ JIM C. HODGE
                                       -------------------------------------
                                           JIM C. HODGE, Vice President

                                   LENDER:

                                   COSTAL BANC ssb

                                   By: /s/ W. M. TREADWAY
                                       -------------------------------------
                                           W. M. TREADWAY, Senior Vice President